Exhibit 5.1

March 3, 2009

Board of Directors
ATS Corporation
7925 Jones Branch Drive
McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel for ATS Corporation, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (together with all exhibits thereto, the “Registration Statement”) with the United States Securities and Exchange Commission on the date hereof, of 100,000 additional shares of the Company’s common stock (“Plan Shares”), par value $0.0001 per share, authorized for issuance pursuant to the evergreen provision for fiscal year 2009 of the Company’s 2007 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company’s Second Amended and Restated Certificate of Incorporation, its By-Laws as presently in effect, and minutes and other instruments evidencing actions taken by its directors, the Registration Statement and a copy of the Plan.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents the Company submitted to us as reproduced or certified copies, and the authenticity of originals of those latter documents.  We have also considered such legal matters as we have deemed necessary and relevant as the basis for this opinion.  Insofar as this opinion relates to Plan Shares to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Based upon and subject to the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Plan Shares have been duly authorized, and, when issued, delivered and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion herein is based solely upon the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.  Any such opinions are based upon our reasonable familiarity with the General Corporation Law of the State of Delaware as a result of our reading of standard published compilations of such laws and annotations thereto.

ATS Corporation
March 3, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.